Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	August 6, 2025
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. REPORTS RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2025

FREEHOLD, NJ, August 6, 2025........ UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) reported Total Income for the quarter ended June 30, 2025 of $66.6 million as compared to $60.3 million for the quarter ended June 30, 2024, representing an increase of 10%. Net Income Attributable to Common Shareholders amounted to $2.5 million or $0.03 per diluted share for the quarter ended June 30, 2025 as compared to Net Income Attributable to Common Shareholders of $527,000 or $0.01 per diluted share for the quarter ended June 30, 2024. Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), was $19.5 million or $0.23 per diluted share for the quarter ended June 30, 2025, as compared to $16.8 million or $0.23 per diluted share for the quarter ended June 30, 2024.

A summary of significant financial information for the three and six months ended June 30, 2025 and 2024 is as follows (in thousands except per share amounts):

	For the Three Months Ended
	June 30,
	2025	2024

Total Income	$66,643	$60,328
Total Expenses	$54,013	$49,307
Net Income Attributable to Common Shareholders	$2,532	$527
Net Income Attributable to Common Shareholders per Diluted Common Share	$0.03	$0.01
FFO (1)	$18,703	$16,182
FFO (1) per Diluted Common Share	$0.22	$0.23
Normalized FFO (1)	$19,452	$16,807
Normalized FFO (1) per Diluted Common Share	$0.23	$0.23
Basic Weighted Average Shares Outstanding	83,974	71,418
Diluted Weighted Average Shares Outstanding	84,779	71,884

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	Six Months Ended
	June 30,
	2025	2024

Total Income	$127,868	$118,008
Total Expenses	$105,664	$97,715
Net Income (Loss) Attributable to Common Shareholders	$2,261	$(5,737)
Net Income (Loss) Attributable to Common Shareholders per Diluted Common Share	$0.03	$(0.08)
FFO (1)	$36,875	$30,228
FFO (1) per Diluted Common Share	$0.44	$0.43
Normalized FFO (1)	$38,272	$31,824
Normalized FFO (1) per Diluted Common Share	$0.46	$0.45
Basic Weighted Average Shares Outstanding	83,233	70,291
Diluted Weighted Average Shares Outstanding	84,051	70,700

A summary of significant balance sheet information as of June 30, 2025 and December 31, 2024 is as follows (in thousands):

	June 30, 2025	December 31, 2024

Gross Real Estate Investments	$1,740,234	$1,669,114
Marketable Securities at Fair Value	$30,159	$31,883
Total Assets	$1,624,022	$1,563,728
Mortgages Payable, net	$530,193	$485,540
Loans Payable, net	$27,639	$28,279
Bonds Payable, net	$101,327	$100,903
Total Shareholders’ Equity	$933,758	$915,909

Samuel A. Landy, President and CEO, commented on the results of the second quarter of 2025.

“We are pleased to announce another solid quarter of operating results. During the quarter, we:

●	Increased Rental and Related Income by 9%;
●	Increased Sales of Manufactured Homes by 19%;
●	Increased Community Net Operating Income (“NOI”) by 11%;
●	Increased Normalized Funds from Operations (“Normalized FFO”) by 16%;
●	Increased Same Property Community NOI by 10%;
●	Increased Same Property Occupancy by 80 basis points from 87.4% to 88.2%;
●	Improved our Same Property expense ratio from 39.4% in the second quarter of 2024 to 38.2% at quarter end;
●	Completed the addition of ten communities to our Fannie Mae credit facility through Wells Fargo Bank, N.A., for total proceeds of approximately $101.4 million. This interest only loan is at a fixed rate of 5.855% with a 10-year term;

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●	Raised our quarterly common stock dividend by $0.01 representing a 4.7% increase to $0.225 per share or $0.90 annually, representing our fifth consecutive common stock dividend increase within the last five years, resulting in a total increase of $0.18 or 25% over this period;
●	Issued and sold approximately 1.8 million shares of Common Stock through our At-the-Market Sale Program at a weighted average price of $17.60 per share, generating gross proceeds of $31.0 million and net proceeds of $30.3 million, after offering expenses;
●	Subsequent to quarter end, acquired two communities in Maryland containing approximately 191 homesites for a total cost of approximately $14.6 million;
●	Subsequent to quarter end, issued approximately $80.2 million aggregate principal amount of 5.85% Series B Bonds due 2030 in an offering to investors in Israel;
●	Subsequent to quarter end, issued and sold approximately 160,000 shares of Common Stock through our At-the-Market Sale Program at a weighted average price of $16.99 per share, generating gross proceeds and net proceeds, after offering expenses, of $2.7 million, net of offering expenses; and
●	Subsequent to quarter end, amended our $35 million revolving line of credit with OceanFirst Bank to extend the maturity date to June 1, 2027.”

Samuel A. Landy, President and CEO, commented, “UMH is pleased to report Normalized FFO of $19.5 million or $0.23 per diluted share for the second quarter of 2025, compared to $16.8 million or $0.23 per diluted share for 2024, resulting in a 16% increase on a dollar basis and no change on a per diluted share basis. Total revenue increased from $60.3 million in the second quarter of 2024 to $66.6 million in the second quarter of 2025, representing an increase of 10%. For the three and six months ended June 30, 2025, rental and related income increased by 9% from the prior year and community net operating income increased by 11% and 9%, respectively.

“Our same property operating results continue to demonstrate the strength of our portfolio and our ability to drive increased occupancy, revenue and ultimately property level value. During the quarter, same property rental and related income increased by 8% and same property net operating income increased by 10%, or $3.1 million. Year to date, same property rental and related income increased by 8% and same property net operating income increased by 9% or $5.6 million. The improved operating results were driven by an increase in overall occupancy of 251 units over last year and 189 units to date. We anticipate further occupancy and revenue growth as we continue to install and rent new rental units.

“Sales of manufactured homes generated gross sales for the quarter of approximately $10.5 million as compared to $8.8 million last year. This represents a quarterly sales record. We anticipate sales will continue to be strong as we gain additional traffic at our recently opened expansions.

“Subsequent to quarter end, we closed on the acquisition of two communities in Maryland, containing 191 units, for a total purchase price of $14.6 million. Year to date, we have closed on four communities, containing 457 homesites, for a total purchase price of $39.2 million. We are pleased with our ability to source and acquire new communities. We continue to evaluate potential acquisitions and hope to grow our acquisition pipeline in the near future.”

“UMH continues to deliver improved operating results, property valuations and increase the strength and stability of the company. We look forward to generating growing earnings per share in the coming quarters.”

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UMH Properties, Inc. will host its Second Quarter 2025 Financial Results Webcast and Conference Call. Senior management will discuss the results, current market conditions and future outlook on Thursday, August 7, 2025, at 10:00 a.m. Eastern Time.

The Company’s 2025 second quarter financial results being released herein will be available on the Company’s website at www.umh.reit in the “Financials” section.

To participate in the webcast, select the webcast icon on the homepage of the Company’s website at www.umh.reit, in the Upcoming Events section. Interested parties can also participate via conference call by calling toll free 877-513-1898 (domestically) or 412-902-4147 (internationally).

The replay of the conference call will be available at 12:00 p.m. Eastern Time on Thursday, August 7, 2025, and can be accessed by dialing toll free 877-344-7529 (domestically) and 412-317-0088 (internationally) and entering the passcode 4486279. A transcript of the call and the webcast replay will be available at the Company’s website, www.umh.reit.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that currently owns and operates 144 manufactured home communities containing approximately 26,800 developed homesites, of which 10,600 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 144 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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Note:

(1)	Non-GAAP Information: We assess and measure our overall operating results based upon an industry performance measure referred to as Funds from Operations Attributable to Common Shareholders (“FFO”), which management believes is a useful indicator of our operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of a REIT. FFO, as defined by The National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (loss) attributable to common shareholders, as defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”), excluding certain gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, the change in the fair value of marketable securities, and the gain or loss on the sale of marketable securities plus certain non-cash items such as real estate asset depreciation and amortization. Included in the NAREIT FFO White Paper - 2018 Restatement, is an option pertaining to assets incidental to our main business in the calculation of NAREIT FFO to make an election to include or exclude gains and losses on the sale of these assets, such as marketable equity securities, and include or exclude mark-to-market changes in the value recognized on these marketable equity securities. In conjunction with the adoption of the FFO White Paper - 2018 Restatement, for all periods presented, we have elected to exclude the gains and losses realized on marketable securities investments and the change in the fair value of marketable securities from our FFO calculation. NAREIT created FFO as a non-U.S. GAAP supplemental measure of REIT operating performance. We define Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), as FFO excluding certain one-time charges. FFO and Normalized FFO should be considered as supplemental measures of operating performance used by REITs. FFO and Normalized FFO exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have a different cost basis. However, other REITs may use different methodologies to calculate FFO and Normalized FFO and, accordingly, our FFO and Normalized FFO may not be comparable to all other REITs. The items excluded from FFO and Normalized FFO are significant components in understanding the Company’s financial performance.

FFO and Normalized FFO (i) do not represent Cash Flow from Operations as defined by U.S. GAAP; (ii) should not be considered as alternatives to net income (loss) as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. FFO and Normalized FFO, as calculated by the Company, may not be comparable to similarly titled measures reported by other REITs.

The diluted weighted shares outstanding used in the calculation of FFO per Diluted Common Share and Normalized FFO per Diluted Common Share were 84.8 million and 84.1 million shares for the three and six months ended June 30, 2025, respectively, and 71.9 million and 70.7 million shares for the three and six months ended June 30, 2024, respectively. Common stock equivalents resulting from employee stock options to purchase 6.3 million shares of common stock amounted to 805,000 shares and 818,000 shares, respectively, for the three and six months ended June 30, 2025, were included in the computation of Diluted Net Income per Share. Common stock equivalents resulting from employee stock options to purchase 4.0 million shares of common stock amounted to 466,000 shares, for the three months ended June 30, 2024, were included in the computation of Diluted Net Income per Share. Common stock equivalents resulting from stock options in the amount of 409,000 for the six months ended June 30, 2024, were excluded from the computation of the Diluted Net Loss per Share as their effect would be anti-dilutive.

The reconciliation of the Company’s U.S. GAAP net loss to the Company’s FFO and Normalized FFO for the three and six months ended June 30, 2025 and 2024 are calculated as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net Income (Loss) Attributable to Common Shareholders	$2,532	$527	$2,261	$(5,737)
Depreciation Expense	15,739	15,001	32,402	29,742
Depreciation Expense from Unconsolidated Joint Venture	221	204	438	401
Loss on Sales of Investment Property and Equipment	36	10	37	13
(Increase) Decrease in Fair Value of Marketable Securities	175	(3,338)	1,737	2,031
Loss on Sales of Marketable Securities, net	-0-	3,778	-0-	3,778
FFO Attributable to Common Shareholders	18,703	16,182	36,875	30,228
Amortization of Financing Costs	647	607	1,246	1,163
Non-Recurring Other Expense (2)	102	18	151	433
Normalized FFO Attributable to Common Shareholders	$19,452	$16,807	$38,272	$31,824

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(2)	Consists of one-time legal and professional fees ($102 and $151, respectively) for the three and six months ended June 30, 2025. Consisted of one-time legal fees ($18 and $51, respectively) and costs associated with the liquidation/sale of inventory in a particular sales center ($0 and $382, respectively) for the three and six months ended June 30, 2024.

The following are the cash flows provided by (used in) operating, investing and financing activities for the six months ended June 30, 2025 and 2024 (in thousands):

	2025	2024
Operating Activities	$37,195	$37,605
Investing Activities	(100,648)	(58,758)
Financing Activities	42,125	7,598